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                                                                    Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed by Cott Corporation of our report dated January 28, 2004, relating to the consolidated financial statements of Cott Corporation, which appears in Cott Corporation's Annual Report on Form 10-K for the year ended January 3, 2004. We also consent to the incorporation by reference in this Registration Statement of our report dated January 28, 2004, relating to the financial statement schedules of Cott Corporation, which is incorporated in the Annual Report on Form 10-K for the year ended January 3, 2004. We also consent to the reference to us under the heading "Experts" in this Registration Statement.



/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Toronto, Ontario, Canada
March 17, 2004